UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 12B-25
                          NOTIFICATION OF LATE FILING

                                                 SEC FILE NUMBER: 0-20033
                                                       CUSIP NUMBER: 03072A203


 (CHECK ONE): [X] FORM 10-K  [   ] FORM 20-F  [   ]  FORM 11-K  [  ] FORM 10-Q
            [  ] FORM N-SAR [  ] FORM N-CSR

For Period Ended: DECEMBER 31, 2006

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-QSB and Form 10-QSB
[ ] Transition Report on Form N-SAR



NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  		AMERIRESOURCE TECHNOLOGIES, INC.

Former Name if Applicable:  		N/A

Address of Principal Executive Office:  3440 E. RUSSELL ROAD, SUITE 217
                                    	LAS VEGAS, NEVADA 89120


PART II--RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

[ ]         (a)   The  reasons  described in reasonable detail in Part  III  of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semiannual report, or transition report on Form 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;

[ ]         (c)   The accountant's statement or other  exhibit required by Rule
            12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, N-CSR or portion thereof could not be filed within the prescribed time period.

            THE COMPANY'S INDEPENDENT AUDITOR HAS NOT COMPLETED THE ACCOUNTING DOCUMENTATION REQUIRED FOR THE FORM 10-KSB.

PART IV - OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

                  DELMAR JANOVEC      PRESIDENT		(702) 214-4249
		  --------------      ---------	      ------------------
                      (Name)           (Title)        (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                   [X] Yes  [ ]  No


      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    [ ] Yes  [X]  No

            If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                       AMERIRESOURCE TECHNOLOGIES, INC.
                 (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 30, 2007              By: /s/ Delmar Janovec
                                     ___________________
                                     Name:  Delmar Janovec
                                     Title: President